                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                   FORM 8-K

                                CURRENT REPORT
                      PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934



      Date of Report (Date of earliest event reported):  November 3, 1997
                                                         ----------------



                            ACCUSTAFF INCORPORATED
                            ----------------------
                           (Exact name of registrant
                          as specified in its charter)


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


           Florida                0-24484              59-3116655
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        (State or other         (Commission         (I.R.S. Employer
        jurisdiction of         File Number)       Identification No.)
        incorporation)
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              6440 Atlantic Boulevard, Jacksonville, FL    32211
              -----------------------------------------   -------
              (Address of principal executive offices)   (Zip Code)



      Registrant's telephone number, including area code:  (904) 725-5574
                                                           --------------



                                    N/A
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         (Former name or former address, if changed since last report.)
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ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS.

     On November 4, 1997, AccuStaff Incorporated (the "Company") completed the acquisition (the "Hunterskil Acquisition") of all of the outstanding shares of capital stock of Hunterskil Howard PLC ("Hunterskil") pursuant to the Agreement for the Sale and Purchase of the issued share capital of Hunterskil, dated November 4, 1997, between Wolseley PLC and AccuStaff (UK) Limited (the "Hunterskil Purchase Agreement"). Pursuant to the terms of the Hunterskil Purchase Agreement, the Company's subsidiary, AccuStaff (UK) Limited, paid Wolseley PLC, the sole shareholder of Hunterskil, an aggregate sum of U.K. (Pounds)45,000,000 (approximately U.S. $76,027,500 based on the then current exchange rate) in cash. In addition, the Company's subsidiary, AccuStaff (UK) Limited, arranged for the repayment of intercompany debt in the amount of U.K. (Pounds)10,000,000 (approximately U.S. $16,895,000 based on the then current exchange rate) to Wolseley PLC. Both sums were paid to Wolseley PLC from the Company's revolving credit facility with NationsBank, National Association (f/k/a NationsBank, National Association (South)), as agent, and with twenty other banks as participant banks in the syndicated credit facility. The purchase price was determined based upon an evaluation of the business of Hunterskil and the results of negotiations among the parties.

     Hunterskil is an international business services group based in the United Kingdom that provides information technology specialists to companies in the United Kingdom and Western Europe. Hunterskil's revenues for the fiscal year ended July 31, 1997, were approximately $115,000,000. The Company expects that Hunterskil will continue to operate as a subsidiary of the Company as part of its IT Division (newly named "modis"). The Company is evaluating Hunterskil's operating assets and currently intends to use the assets for the same purposes as Hunterskil did prior to the Hunterskil Acquisition.

     A copy of the press release announcing the closing of the Hunterskil Acquisition is attached hereto as Exhibit 99.1 and is incorporated by reference herein.


ITEM 5.   OTHER EVENTS.

     On November 3, 1997, the Company completed the acquisition of IT Link Limited ("IT Link") pursuant to the Agreement for the Sale and Purchase of the entire share capital of IT Link Limited, dated November 3, 1997, among the persons listed as Vendors on the signature pages thereto (collectively, the "Vendors"), AccuStaff (UK) Limited, Stuart Lowe and the Company (the "IT Link Purchase Agreement"). IT Link is based in the United Kingdom and specializes in providing professionals for the implementation and integration of SAP, an enterprise-wide software solution for managing and analyzing business data.

     Pursuant to the terms of the IT Link Purchase Agreement, the Vendors received an aggregate cash sum of approximately U.K. (Pounds)10,950,000 (approximately U.S. $18,000,000), plus the right of all of the Vendors except for Stafflink Temps Centre Limited to receive additional consideration if and to the extent that IT Link achieves certain operating results in the three-year period beginning on November 1, 1997 (the "Earn-Out"). The Earn-Out is payable by the Company in the form of either loan notes or shares of the Company's Common Stock at the election of the applicable Vendors; provided, however, that under no circumstances may the total amount of shares of the Company's Common Stock issued to such Vendors exceed an amount of shares that would require the Company to obtain any governmental or regulatory approvals or approval by the Company's shareholders.

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          A copy of the press release announcing the closing of the acquisition of IT Link is attached hereto as Exhibit 99.2 and is incorporated by reference herein.


ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (A)-(B) Historical and pro forma financial statements are not required and, therefore, not filed.

     (C)      EXHIBITS.

     99.1 Press Release dated November 5, 1997.

     99.2 Press Release dated November 6, 1997.


ITEM 9.   SALES OF EQUITY SECURITIES PURSUANT TO REGULATION S.

     As stated above, pursuant to the terms of the IT Link Purchase Agreement, the Vendors received an aggregate cash sum of approximately U.K. (Pounds)10,950,000 (approximately U.S. $18,000,000), plus the right of all of the Vendors except for Stafflink Temps Centre Limited to receive additional consideration if and to the extent that IT Link achieves certain operating results in the three-year period beginning on November 1, 1997 (the "Earn-Out"). The Earn-Out is payable by the Company in the form of either loan notes or shares of the Company's Common Stock at the election of the applicable Vendors; provided, however, that under no circumstances may the total amount of shares of the Company's Common Stock issued to such Vendors exceed an amount of shares that would require the Company to obtain any governmental or regulatory approvals or approval by the Company's shareholders.

     Based upon certain representations and warranties made by the applicable Vendors in the IT Link Purchase Agreement, the offer and subsequent issuance of shares of the Company's Common Stock, if any, were and will be, in addition to other applicable registration exemptions, made in reliance upon the exemption set forth under Regulation S under the Securities Act of 1933, as amended, pertaining to the issuance of securities outside of the United States to non-U.S. persons.

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                                 SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    ACCUSTAFF INCORPORATED



                                    By:  /s/ Derek E. Dewan
                                       --------------------
                                         Derek E. Dewan
                                         President and Chief
                                         Executive Officer


Dated: November 14, 1997
       --------------------

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                                 EXHIBIT INDEX



     99.1 Press Release dated November 5, 1997.

     99.2 Press Release dated November 6, 1997.

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